Exhibit 10.2
JLG Industries, Inc.
Executive Severance Plan
Participation Agreement
          THIS AGREEMENT is by and between JLG Industries, Inc., a Pennsylvania corporation having its principal office at McConnellsburg, Pennsylvania (the “Company”), and                     , an individual residing at                                          (the “Executive”).
W I T N E S S E T H:
          [For executives who currently participate in the Executive Severance Plan, insert the following: WHEREAS, the Executive currently participates in the JLG Industries, Inc. Executive Severance Plan (the “Plan”), as effective June 1, 1995, November 17, 1997, or February 16, 2000; and]
          WHEREAS, the Company has determined that the Executive is eligible to participate in the Plan, as amended and restated effective October 15, 2006, and the Executive desires to waive his right to any benefits under the earlier versions of the Plan and to become a Participant in the Plan subject to the terms of this Participation Agreement and the October 15, 2006, restatement of the Plan; and
          NOW, THEREFORE, in consideration of the mutual covenants contained in the Plan document and in this Participation Agreement, the Company and the Executive agree as follows:
     1. The Executive will be a Participant in the Plan as amended and restated effective October 15, 2006.
     2. The Executive’s Applicable Percentage will be ___% and his Applicable CIC Percentage will be ___%.
     3. [For CEO, SVPs and EVPs, insert the following: The Executive’s Covered Compensation will be the sum of the Executive’s base salary and annual cash bonus determined as follows:
     a) The Executive’s base salary will equal the greater of (i) the Executive’s base salary for the twelve-month period ending immediately before he is Dismissed or (ii) the Executive’s base salary for the twelve-month period ending immediately before a Change in Control. For this purpose, base salary will include salary that is (i) contributed, at the election of the Executive, to a cafeteria plan or a cash or deferred arrangement and not included in the Executive’s gross income for federal income tax purposes by reason of section 125 or 402(e)(3) of the Code and (ii) deferred under the JLG Industries, Inc. Executive Deferred Compensation Plan (or any successor thereto).
     b) The Executive’s annual cash bonus will equal the greater of (i) the Executive’s annual cash bonus for the fiscal year most recently completed before the date he is Dismissed or (ii) the Executive’s annual cash bonus for the fiscal year most recently completed before a Change in Control. For this purpose, annual cash bonus will include any portion of an annual bonus deferred under the JLG Industries, Inc. Executive Deferred Compensation Plan (or any successor thereto).]
[For VPs, insert the following: The Executive’s Covered Compensation will be the greater of (a) the Executive’s base salary for the twelve-month period ending immediately before he is Dismissed or (b) the Executive’s base salary for the twelve-month period ending immediately before a Change in Control. For this purpose, base salary will include salary that is (a) contributed, at the election of the Executive, to a cafeteria plan or a cash or deferred arrangement and not included in the Executive’s gross income for federal income tax purposes by reason of section 125 or 402(e)(3) of the Code and (b) deferred under the JLG Industries, Inc. Executive Deferred Compensation Plan (or any successor thereto). In addition, if the Executive is Dismissed within six months before or two years immediately following a Change in Control, Covered Compensation will also include the greater of (a) the Executive’s annual cash bonus for the fiscal year most recently completed prior to the date he is Dismissed or (b) the Executive’s annual cash bonus for the fiscal year most recently completed before a Change in Control. For this purpose, annual cash bonus will include any portion of an annual bonus deferred under the JLG Industries, Inc. Executive Deferred Compensation Plan (or any successor thereto).]
     4. [For executives who currently participate in the Executive Severance Plan, insert the following: The Executive agrees to waive all rights he might have had under any Plan document or restatement in effect prior to October 15, 2006, and agrees that this Participation Agreement terminates any such rights in accordance with the terms of the prior Plan document or restatement or any previous participation agreement.]
     5. The Executive acknowledges receipt of a copy of the 2006 Plan restatement, a copy of which is attached hereto and incorporated herein. The Executive represents that he is familiar with the Plan’s terms and provisions, and agrees to be subject to all terms and provisions of the Plan as amended and restated effective October 15, 2006. The Executive also agrees to accept as binding, conclusive, and final all interpretations of the Administrative Committee appointed to administer the Plan, with respect to any questions arising under the Plan.
     6. The Executive agrees to the Covenants described in Section 5 of the Plan and understands that he will not be entitled to any of the benefits under the Plan unless, at the time he terminates employment the Company, the Executive executes a release satisfactory to the Company as described in Section 6 of the Plan.
     7. To the extent that the terms and provisions or the Plan or this Participation Agreement amend the JLG Industries, Inc. Supplemental Executive Retirement Plan, the Executive hereby provides his express written consent to the application of such amendment to him.
     8. The Executive agrees to take such actions and to execute such other documents and instruments as are deemed necessary by the Company to effectuate the intent of this Agreement.
     9. This Participation Agreement will be binding upon and inure to the benefit of (a) the Company and its successors, assigns, and any purchaser of either the Company or its assets, and (b) the Executive, his heirs, executors, administrators, successors and assigns.

     10. This Participation Agreement will be governed by the laws of the Commonwealth of Pennsylvania (without regard to its conflict of laws provisions), except to the extent federal law governs.
     11. This Participation Agreement, and the Plan attached hereto, represent the entire understanding between the Executive and the Company with respect to the subject matter hereof. No other evidence, written or oral, will be taken into account in interpreting the provisions of this Participation Agreement or the Plan. The Plan may not be amended or modified except in accordance with its terms, and this Participation Agreement may not be amended or modified except by written agreement signed by the parties hereto.
          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date specified below.
JLG Industries, Inc.
DATE:                     BY:
TITLE:

     [Name of Executive]
DATE: